                                 SCHEDULE 14A
                    (Rule 14a-101) Schedule 14A Information

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, For Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          DURASWITCH INDUSTRIES, INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No:

  (3)  Filing Party:

  (4)  Date Filed:

                          DuraSwitch Industries, Inc.
                        234 South Extension, Section 103
                              Mesa, Arizona 85210

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To be held on May 21, 2001

                               ----------------

                                                                   April 9, 2001

DEAR STOCKHOLDER:

   The Annual Meeting of Stockholders of Duraswitch Industries, Inc. will be held on May 21, 2001 at 10:00 a.m., local time, at our corporate headquarters, 234 South Extension, Mesa, Arizona, 85210. The purposes of the meeting are:

    1. To elect two Directors to serve until 2004;

    2. To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2001; and

    3. To transact any other business as may properly come before the meeting.

   Enclosed is a notice of the meeting and proxy statement that contains more information and different methods you can use to vote.

   The close of business on March 26, 2001 has been fixed as the Record Date for the determination of stockholders entitled to receive notice of and to vote at this meeting or any adjournment of the meeting. The list of stockholders entitled to vote at this meeting is available at our offices at 234 South Extension, Section 103, Mesa, Arizona 85210, for examination by any stockholder.

   If you plan to attend, please mark the appropriate box on your proxy card. If you cannot attend, your vote is important and we encourage you to sign and return your proxy card, or use one of the alternate voting methods to ensure that your vote is counted.

                                          By order of the Board of Directors,

                                          Robert J. Brilon
                                          President, Chief Financial Officer
                                           Treasurer and Secretary

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 21, 2001

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

   The enclosed proxy is solicited on behalf of the Board of Directors ("Board") of Duraswitch Industries, Inc., a Nevada corporation, for use at the 2001 Annual Meeting of Stockholders. This proxy statement and the accompanying form of Proxy were mailed to the stockholders entitled to vote at the Annual Meeting on or about April 9, 2001.

Stockholders Entitled to Vote.

   Holders of shares of the Common Stock of Duraswitch at the close of business on March 26, 2001, the record date, are entitled to notice of and to vote at the Annual Meeting of Stockholders and at any and all adjournments or postponements of the meeting. Each share entitles its owner to one vote. The holders of a majority of shares entitled to vote at the meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. On the record date, there were 9,319,627 shares outstanding.

How to Attend the Meeting.

   If you are a stockholder of record, which means you hold your shares in your name, you may attend the meeting. If you own shares in the name of a bank, broker or other holder of record ("street name"), you will need to ask your broker or bank for a copy of the proxy they received from us. You will need to bring the proxy with you to the meeting.

How to Vote.

   If you are a stockholder of record, you may vote by mail or in person. To vote by mail, sign, date and return your proxy card in the enclosed postage-paid envelope. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

   All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

   If your shares are held in a street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and internet voting may also be offered to stockholders owning shares through most banks and brokers.

   We are not aware of any other matters to be presented at the Annual Meeting except those described in this Proxy Statement. However, if any other matters not described in the Proxy Statement are properly presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

Voting Choices.

   For each of the proposals you may vote one of the following ways:
  1.  For the proposal
  2.  Against the proposal
  3.  Abstain from voting

   Proxies that are signed and returned with no instructions will be voted FOR election of all Director nominees and FOR ratification of Deloitte & Touche LLP as independent auditors.

Changing Your Vote.

   You may change your vote at any time before the proxy is exercised. A stockholder can revoke a proxy by:

  1.  Delivering a later dated proxy
  2.  Giving written notice to us
  3.  Voting by ballot at the meeting

How Votes are Counted.

   Inspectors of election will be appointed for the meeting. The inspectors of election will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

Cost of this Proxy Solicitation.

   We will pay the cost of this proxy solicitation, including the charges and expenses of brokerage firms and others who forward solicitation material to beneficial owners of the Common Stock. We will solicit proxies by mail. Proxies may also be solicited by personal interview, telephone, or telegraph. Computershare will serve as our proxy solicitation agent. In such capacity, Computershare will coordinate the distribution of proxy materials to beneficial owners of Common Stock and oversee the return of proxy cards. The fee for these services is estimated to be $2,500.

Annual Report.

   The Company's Annual Report to Stockholders for the year ended December 31, 2000 ("Annual Report") has been mailed concurrently with the mailing of the Notice of Annual Meeting and Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. This Annual Report is not incorporated into this Proxy Statement and is not considered Proxy soliciting material.

                WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

 Proposal    Election of Two Directors    The two nominees for director who
  1:                                      receive the most votes will be
                                          elected. There is no cumulative
                                          voting in the election of directors.

 Proposal    Ratification of Independent  The affirmative vote of a majority of
  2:         Public Accountants           the shares of Common Stock will be
                                          required to ratify the selection of
                                          independent auditors.

                     WHO SHOULD I CALL IF I HAVE QUESTIONS?

   If you have questions about the Annual Meeting or voting, please call Heather Beshears, our Director of Corporate Communications, at (480) 586-3300.

                                   PROPOSALS

                      PROPOSAL NO. 1--ELECT TWO DIRECTORS

 Number of Directors to be Elected  Our Board of Directors is divided into three classes. Each class has a term of
                                    three years and the terms are staggered so that each year, only one class of directors is elected. Each Director elected will hold office for three years or until his successor is elected and qualified. If any director resigns or otherwise is unable to complete his term of office, the Board will elect another director for the remainder of the resigning director's term.

 Vote Required                      The two nominees receiving the highest
                                    number of votes cast at the Annual Meeting
                                    will be elected. There is no cumulative
                                    voting in the election of directors.

 Nominees of the Board              The Board has nominated the following
                                    individuals to serve on our Board of
                                    Directors as Class 3 directors for the
                                    following three years:

                                    Carl G. Rausch
                                    Michael A. Van Zeeland

                                    Both of these nominees are currently
                                    serving on the Board. Each of the nominees has agreed to be named in this Proxy
                                    Statement and to serve if elected. See
                                    below for information regarding each of the nominees listed above.

   We know of no reason why any of the listed nominees would not be able to serve. However, if any nominee is unavailable for election, the Proxies will vote your Common Stock to approve the election of any substitute nominee proposed by the Board.

   Your directors recommend a vote FOR the election of the two nominees under Proposal No. 1.

Information Regarding the Nominees and the Directors

   The following biographical descriptions set forth certain information with respect to the nominees for election as Class 3 directors at the Annual Meeting and our continuing directors whose terms expire at our annual meetings of stockholders in 2002 and 2003, based on information furnished to us by each person.

Class 3 Nominees for Election at 2001 Annual Meeting--Term to Expire 2004

   Carl G. Rausch (56) has served as one of our directors since July 2000. Mr. Rausch serves as Director Marketing, Planning and Business Development for Delphi Automotive Systems, responsible for global sales, marketing, business planning, new ventures and other new growth initiatives for the Delphi Packard Electric Division. Mr. Rausch has served in various senior engineering and upper management positions with Delphi since joining the (then) Packard Electric Division of General Motors in 1967. Prior to his current position, Mr. Rausch was located in Singapore as Director, Asia Pacific Operations for Delphi Packard Electric Systems. Mr. Rausch graduated from Iowa State University with a Bachelor of Science in Engineering Operations and holds a Master of Science in Industrial Engineering and Operations Research from Wayne State University.

   Michael A. Van Zeeland (26) has served as one of our directors since May 1997. Mr. Van Zeeland is currently a graduate student at UCLA, working on his Ph.D. in plasma physics. From January 1998 to September 1998, we employed him as an engineering physicist. During the summer of 1997, he was employed at Arizona State University working on theoretical condensed matter physics. During the summer of 1996, Mr. Van Zeeland worked as an intern at the University of California-Irvine in a program funded by the National Science Foundation to study tokamak plasma physics. From August 1995 to May 1996, Mr. Van Zeeland worked as an intern under the NASA Space Grant Program studying hurricane formation. From May 1992 to August 1993, he worked as an Engineer Technician with DataHand Systems, Inc. Mr. Van Zeeland holds a Masters degree in Physics from UCLA and a B.S. degree in Engineering Physics from the University of Arizona. Mr. Van Zeeland is the son of Anthony Van Zeeland, a director, and our Chief Operating Officer and Executive Vice President of Engineering.

Class 1 Nominees for Election at 2002 Annual Meeting--Term to Expire 2005

   R. Terren (Terry) Dunlap (56) has served as our Chairman of the Board of Directors and Chief Executive Officer since founding the Company in May 1997. From 1983 to March 1994, Mr. Dunlap served as Chairman and Chief Executive Officer of Sensory Science Corp. (formerly Go-Video, Inc.), a publicly held manufacturer of consumer electronic video products that he founded. From April 1994 to October 1999, Mr. Dunlap served as a consultant to Sensory Science Corp. Mr. Dunlap also serves as a director of Advantage Marketing Systems, Inc., a publicly held provider of health and beauty products. Mr. Dunlap received a B.S. degree in Business Administration from Ashland University and a J.D. degree from Ohio Northern University.

   Anthony J. Van Zeeland (59) has served as one or our directors and as our Chief Operating Officer and Executive Vice President of Engineering since our formation in May 1997. From 1990 to 1997, Mr. Van Zeeland was employed as Vice President of Engineering at DataHand Systems, Inc., a computer keyboard manufacturing company. During the same time period, he was also a director and Director of Development Engineering of Monopanel Technologies, Inc., a membrane switch manufacturing company. Mr. Van Zeeland holds a B.S. degree in Physics and a Masters of Science in Materials Engineering from the University of Wisconsin. Michael Van Zeeland, Mr. Van Zeeland's son, serves as one of our directors.

Class 2 Nominees for Election at 2003 Annual Meeting--Term to Expire 2006

   John W. Hail (70) has served as one of our directors since March 1999. Since 1988, Mr. Hail has served as Chief Executive Officer and Chairman of the Board of Directors of Advantage Marketing Systems, Inc., a publicly held provider of health and beauty products. He also serves on the board of directors of Pre-Paid Legal Services, Inc., a publicly held company engaged in the sale of legal services contracts. Mr. Hail received an honorary doctorate degree from Oklahoma City University.

   William E. Peelle (51) has served as one of our directors since May 1999. Mr. Peelle founded Peelle Law Offices Co. in 1994 and has practiced law and represented a number of businesses since 1975. Mr. Peelle has also served as the elected prosecuting attorney of Clinton County, Ohio, since 1994. Mr. Peelle has served as counsel or as a member of the Board of several community organizations. Mr. Peelle received his J.D. degree from Ohio Northern University, and has a B.S. degree in Business Administration from Ohio State University.

Executive Officers

   Robert J. Brilon became President and Chief Financial Officer of Duraswitch in November 1998. From May 1997 until November 1998, Mr. Brilon served as a financial and business consultant to DuraSwitch. Between January 1997 and November 1998, Mr. Brilon was Chief Financial Officer of Gary Gietz Master Builder, a luxury custom homebuilder. Between April 1995 and December 1996, Mr. Brilon was Corporate Controller for Rental Service Corp., a publicly held industrial equipment rental company. Between April 1993 and April 1995, Mr. Brilon served as Chief Financial Officer and Vice President of Operations and Administration of DataHand Systems, Inc. Mr. Brilon holds a B.S. degree in Business Administration from the University of Iowa and is a C.P.A.

         PROPOSAL NO. 2--RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The principal independent public accounting firm utilized by us during the fiscal years ended December 31, 1998 through 2000 was Deloitte & Touche LLP, independent certified public accountants (the "Auditors"). The Board of Directors presently contemplates that the Auditors will be retained as the principal accounting firm to be utilized by us throughout the fiscal year ending December 31, 2001. We anticipate that a representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions. At the Annual Meeting, a representative of the Auditors will be afforded an opportunity to make a statement if the Auditors so desire.

   We have been advised by Deloitte & Touche LLP that neither the firm, nor any member of the firm has any financial interest, direct or indirect, in any capacity in Duraswitch.

   The Proxies will vote in favor of ratifying the selection of Deloitte & Touche LLP unless instructions to the contrary are indicated on the accompanying proxy form.

Your directors recommend a vote FOR Proposal No. 2.

Information about Committees, Meetings and Director Compensation

   We have established an audit committee and compensation committee, each of which has only independent directors. The audit committee reviews the professional services provided by our independent auditors, our annual and quarterly financial statements and our system of internal controls. The compensation committee reviews executive salaries and administers our bonus, incentive compensation and stock option plans. In addition, the compensation committee consults with our management regarding our compensation policies and practices. During the period ended December 31, 2000, Messrs. Hail and Peelle served on the audit and compensation committees.

   In 2000, the Board of Directors held two meetings and all other actions taken by the Board of Directors during the fiscal year were accomplished by means of unanimous written consent. The audit committee held four meetings and the compensation committee held two meetings. The attendance at the board meetings was 100%. The attendance for the committee meetings was 100%.

   Directors are reimbursed for reasonable expenses incurred in attending meetings. All non-employees/non-affiliated board members are compensated $250, effective June 19, 2000, for each meeting attended whether in person or telephonic. In addition, all non-employee and non-affiliated directors also received semi-annual stock option grants of 5,000 shares at fair market value.

                             EXECUTIVE COMPENSATION

   The table below sets forth annual and long-term compensation for services in all capacities to us for the fiscal years ended December 31, 2000, 1999 and 1998, of the persons who were, at December 31, 2000: (i) the Chief Executive Officer and (ii) our other executive officers (the "Named Officers") whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                  Annual           Securities
                                             Compensation (a)      Underlying
                                           --------------------    Options/SARs
   Name & Principal Position          Year Salary ($) Bonus ($)      (#) (b)
   -------------------------          ---- ---------- ---------   -------------
R. Terren Dunlap .................... 2000  199,698    115,000
  CEO and Chairman of the Board       1999  137,346        --
  of Directors                        1998   72,000        --

Robert J. Brilon..................... 2000  183,140     90,000(c)     40,000
  President, CFO, Treasurer           1999  129,242        -- (d)     80,000
  and Secretary                       1998      --         -- (e)    176,471

Anthony J. Van Zeeland............... 2000  173,882     42,047
  COO, Executive Vice President       1999  109,058     11,365
   of Engineering and Director        1998   72,000

--------
(a) No executive officer named in the Summary Compensation Table received personal benefit perquisites in excess of the lesser of $50,000 or 10% of the aggregate salary and bonus.

(b) The exercise price of all stock options granted were at least equal to the fair market value of our common stock on the date of grant.

(c) On June 6, 2000, we granted incentive stock options to purchase the equivalent of 40,000 shares to Mr. Brilon. The options vested on July 1, 2000.

(d) On September 29, 1999, we granted incentive stock options to purchase the equivalent of 80,000 shares to Mr. Brilon. The options vested on March 1, 2000.

(e) On November 20, 1998, we granted incentive stock options to purchase the equivalent of 176,471 shares to Mr. Brilon. The options vested one-third each on 12/31/98, 12/31/99 and 12/31/00.

Option Grants in Last Fiscal Year

   The following Named Officer was granted stock options under our Stock Option Plan during the fiscal year ended December 31, 2000.

                           Number of
                           Securities  Percent of Total
                           Underlying  Options Granted  Exercise or
                            Options    to Employees in   Base Price Expiration
       Name                Granted (#)   Fiscal Year       ($/Sh)      Date
       ----                ----------  ---------------- ----------- ----------
Robert J. Brilon,
 President, CFO,
 Treasurer and Secretary
  ........................   40,000           27%          $6.00      6/8/10

   On June 6, 2000, we granted incentive stock options to purchase the equivalent of 40,000 shares to Mr. Brilon. The options vested on July 1, 2000.

Aggregated Option Exercises in Last Fiscal Year and Option Values as of December 31, 2000

   The following table sets forth information with respect to the exercise of stock options pursuant to our Stock Option Plan during the fiscal year ended December 31, 2000 by the following Named Officer.

                                                        Number of     Number of
                                                        Securities   Securities     Value of
                                                        Underlying   Underlying   Unexercised
                          Shares                        Exercised    Unexercised  In-the Money
                        Acquired on       Value         Option at     Option at    Options at
      Name              Exercise (#) Realized ($) (a) FY-End (#) (b) FY-End (#)  FY-End (S) (c)
      ----              -----------  ---------------- -------------- ----------- --------------
Robert J. Brilon,
 President, CFO,
 Treasurer and
 Secretary.............   22,883         $136,812            --          --         $    --
                             100              762         79,900         --          624,259
                                                          40,000         --          197,520
                                                         176,471         --          805,237

--------
(a) Represents the market value of the underlying securities on the date of exercise, minus the exercise price of the options.

(b) Options are considered to be exercisable if they could be exercised on or before December 31, 2000.

(c) Represents the number of shares of common stock underlying the options (excluding options the exercise price of which was more than the market value of the underlying securities) times the closing market price at December 31, 2000 of $10.94, minus the exercise price.

Employment and Severance Agreements

   In May 1997, we entered into a seven-year employment agreement with Mr. Dunlap providing that Mr. Dunlap will serve as our Chief Executive Officer.

   In May 1997, we entered into a seven-year employment agreement with Mr. Anthony Van Zeeland providing that Mr. Van Zeeland will serve as our Chief Operating Officer. We have also agreed to pay Mr. Van Zeeland an annual one-time bonus of $5,000 for each United States patent, and $1,000 for each foreign patent issued in his name as inventor or co-inventor, with a maximum of $20,000 during any fiscal year. Mr. Van Zeeland has assigned these patents to the Company.

   In November 1998, we entered into a three-year employment agreement with Mr. Brilon that was amended in January 2000 to extend through April 2004 providing that Mr. Brilon will serve as our President and Chief Financial Officer. In addition, Mr. Brilon receives an automobile allowance. Mr. Brilon is also entitled to receive an incentive profit sharing bonus each year of 5% of our net profit before tax, goodwill amortization and other non-cash charges. In the event of a merger or acquisition, Mr. Brilon is entitled to an incentive bonus equal to 5% of the gross consideration given by the acquiring third party.

Severance and Change of Control Provisions

   Each of the employment agreements described above provides for benefits to our executive officers upon their severance or upon a change of control. If we terminate any of these individuals, with or without cause, we would be required to pay him his gross annual base salary and continue all standard employee benefits for an additional two-year period after termination. In addition, in the case of Mr. Brilon, all stock options held but not vested would vest immediately. If Mr. Dunlap or Mr. Van Zeeland leaves voluntarily, we have agreed to pay them their gross annual base salary and continue to provide all standard employee benefits for an additional 18 months. If Mr. Brilon leaves voluntarily, we have agreed to pay him his gross annual base salary and continue to provide standard employee benefits for an additional 12 months. Mr. Brilon has agreed that he will not, for the two year period following his termination, or in the case of Mr. Dunlap and Mr. Van Zeeland, for the one year period following his termination, compete with us within the United States.

   In the event that we are acquired and the executive officer is terminated as a result of a takeover, we have agreed to make a lump sum payment to such executive officer equal to 2.99 times his gross annual salary.

                        REPORT OF COMPENSATION COMMITTEE

General

   The Compensation Committee of the Board of Directors is comprised of Messrs. Hail and Peelle. It is the Committee's responsibility to review executive compensation and administer our bonus, incentive compensation and stock option plans. The Committee also consults with management regarding compensation policies and practices.

Compensation Philosophy and Objectives

   Our compensation programs are designed to enable us to attract, retain and motivate talented executives who will contribute to our long-term success. Through the Compensation Committee, we have developed and implemented compensation policies, plans and programs to further these goals. Annual base salaries are generally set at levels that take into account both competitive and performance factors. We also rely on longer-range incentive compensation to attract and motivate executives. Annual incentive compensation is variable and closely tied to corporate performance to encourage profitability, growth and the enhancement of stockholder value.

   During fiscal 2000, executive compensation included base salary, annual incentives, longer-term equity incentives, and an auto allowance for certain executives and certain benefits generally available to our employees.

   Base Salary: The Compensation Committee fixes the annual base salary of the Chief Executive Officer, President, Chief Financial Officer and Chief Operating Officer. Base salary targets and adjustments are based on the following quantitative and qualitative factors:

  .  Responsibilities, scope and complexity of each position; and

  .  past performance and expected future contributions

   During fiscal 2000, the Committee authorized an increase in the salary of the Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer based on the aforementioned quantitative and qualitative factors.

   Incentive Opportunities: We maintain long-term incentive opportunities to reward management and key employees for company wide, business unit and individual performance. These levels of performance include, but are not limited to, stock performance, sales growth, earnings growth, patent awards, productivity, and quality management.

   Equity Incentives: The 1997, 1999 and 2000 Stock Option Plans are long-term plans designed to link executive rewards with stockholder value over time. Individual grants are made from time to time and vary with performance. In determining the size of the option grant, the Committee takes into account the executive's position and level of responsibility, the executives existing stock and option holdings, and the potential reward to the officer and competitiveness of current compensation arrangements.

Compliance with Internal Revenue Code 162(m)

   The Compensation Committee has reviewed our compensation plans with regard to the deduction limitations under Section 162(m) of the Internal Revenue Code enacted in 1993. As the compensation paid to our executive officers in fiscal 2000 did not exceed the $1 million limit per officer and is not expected to exceed such level in 2001, the Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer approach the $1 million level.

                                          RESPECTFULLY SUBMITTED,

                                          John W. Hail
                                          William E. Peelle

                             AUDIT COMMITTEE REPORT

General

   In accordance with its written charter adopted by the Board of Directors (the "Board") a copy of which is attached as Appendix A, the Audit Committee of the Board (the "Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During fiscal 2000, the Committee met four times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, Controller and independent auditors prior to public release.

Audit Committee Philosophy and Objectives

   In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and Duraswitch that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the our internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.

   The Committee reviewed our audited financial statements as of and for the fiscal year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of our financial statements and the independent auditors have the responsibility for the examination of those statements.

   Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that our audited financial statements be included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

                                          RESPECTFULLY SUBMITTED,

                                          John W. Hail
                                          William E. Peelle

DISCLOSURE OF AUDIT AND NON-AUDIT FEES

Audit Fees

   The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-QSB for the fiscal year were $44,000.

Financial Information Systems Design and Implementation Fees

   No fees were billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

   The aggregate fees billed by Deloitte for services rendered for Company, other then the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended December 31, 2000 were $35,202.

   The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

   The following table sets forth, as of December 31, 2000, the number and percentage of outstanding shares of common stock beneficially owned by (a) each person known by us to beneficially own more than 5% of such stock, (b) each of our directors, (c) each of the Named Officers, and (d) all our directors and executive officers as a group. The address of each officer and director listed below is c/o Duraswitch Industries, Inc., 234 South Extension, Section 103, Mesa, Arizona 85210.

   All information with respect to beneficial ownership has been furnished by the respective director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, the persons below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of our common stock has been determined for this purpose in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act").

                                      Number of Shares and
                                       Amount and Nature
      Name of Beneficial Owner            of Ownership         Percent of Class
      ------------------------        --------------------     ----------------
   R. Terren Dunlap..................            1,216,911           13.1%
   Anthony J. Van Zeeland............            1,214,175           13.1%
   Robert J. Brilon..................              356,839 (a)        3.7%
   Michael A. Van Zeeland............               33,589 (b)        0.4%
   John W. Hail......................               20,625 (c)        0.2%
   William E. Peelle.................               30,864 (b)        0.3%
   Carl G. Rausch....................                1,000            0.0%
                                                 ---------           ----
   Total Officers and Directors......            2,874,003           30.8%
                                                 ---------           ----

   Jurika & Voyles, L.P. ............              566,130 (d)        6.1%
   Robert Pazderka...................              531,094 (e)        5.7%
   Delphi Automotive Systems Corp....            1,876,846 (f)       19.8%
                                                 ---------           ----
                                                 5,848,073 (g)       59.2%
                                                 ---------           ----

--------
(a) Includes 296,371 option shares that are exercisable, and 47,059 warrants that are exercisable.

(b)  Includes 15,000 option shares that are exercisable.

(c) Includes 3,741 shares owned by TVC, Inc., of which John W. Hail is the majority shareholder, and 15,000 option shares that are exercisable.

(d) Information is given in reliance upon information set forth in the named stockholder's Schedule 13G dated February 14, 2001, as filed with the Securities and Exchange Commission. The principle business office of Jurika & Voyles, L.P. is located at 1999 Harrison Street, Suite 700, Oakland, California 94612.

(e) Information is given in reliance upon information set forth in the named stockholder's Schedule 13G dated February 2, 2001, as filed with the Securities and Exchange Commission. The address for Robert Pazderka is located at 4949 E. Red Rock Drive, Phoenix, Arizona 85018.

(f) Information is given in reliance upon information set forth in the named stockholder's Schedule 13G dated June 23, 2000, as filed with the Securities and Exchange Commission. Also includes 225,000 warrants that are exercisable. The principle business office of Delphi Automotive Systems Corporation is located at 5725 Delphi Drive, Troy, Michigan 48098.

(g)  Includes the shares of common stock subject to the option described above.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers Automated Quotation System. Officers, directors and greater than 10% stockholders are required by Exchange Act regulations to furnish us with copies of all Section 16(a) forms they file.

   Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms were required for such persons, we believe that during the fiscal year ended December 31, 2000 our officers, directors, and greater than 10% beneficial owners have complied with all filing requirements applicable to them, except for the Form 3 for Carl G. Rausch which was filed tardy.

Certain Relationships and Related Transactions

   On May 1, 1997, we entered into an agreement with VanDun, LLC, a limited liability company, which is wholly owned by Mr. Anthony Van Zeeland and Mr. R. Terren Dunlap, pursuant to which VanDun provides intellectual property consulting services to us. Messrs. Van Zeeland and Dunlap serve as directors and executives officers. The agreement requires us to pay VanDun a management fee equal to 1.1% of invoiced sales for all component switches and integrated component switch panels sold by us during the term of the agreement. This agreement remains in effect until the expiration of the last patent(s), which are or maybe issued on our switch technology. In fiscal 1999 and 2000, we paid VanDun approximately $8,900 and $67,000, respectively. The agreement obligates Messrs. Van Zeeland and Dunlap to preserve all their personal notes and records regarding our intellectual property and to assist us in protecting our intellectual property from infringement, including testify during legal or administrative proceedings. These duties extend beyond termination of their respective employment agreements and noncompetition covenants.

   On January 15, 1999, we borrowed $100,000 from Blackwater Capital Partners, L.P. At that time, the managing partner of Blackwater was serving on our Board of Directors. He resigned from our board on October 23, 1999. The loan accrued interest at an annual rate of 9%. On April 30, 1999, Blackwater exercised warrants to purchase 252,155 shares of common stock at an exercise price of $1.98 per share. As payment for the exercise price, Blackwater paid approximately $250,000 in cash, agreed to cancel our $100,000 loan and executed a note payable to us in the amount of $147,263. This note bears interest at 8% per year and was payable on December 31, 1999. On December 31, 1999, we agreed to change the payable due date from December 31, 1999 to March 1, 2000. On February 24, 2000, Blackwater paid this note in full.

   During the first six months of 1999, we loaned $150,000 to Camplex/Concept W Corporation, an entity that we had considered as a possible acquisition candidate. On May 14, 1999, we determined that we would not acquire Camplex. The $150,000 loan was due January 1, 2000, and bears interest at 9% per year. During 1999, we received partial cash payments and services by Camplex, which reduced the balance of this note. As of December 31, 1999 the balance due was $41,578 and the loan repayment terms were extended until December 31, 2000. During 2000 Camplex repaid this loan in full through services rendered by Camplex and cash payments by Camplex.

   Based on a prior relationship of Anthony J. Van Zeeland with his prior employer, we granted to that prior employer a nonexclusive license to manufacture products using our technology. In accordance with the terms of the agreement, this license was not renewed effective April 2000.

   On April 20, 2000, we sold a short-term option agreement with Delphi Automotive Systems, LLC to purchase 1,651,846 million shares of non-registered common stock at $7.00 per share. On May 19, 2000, we received a $4.0 million non-refundable license fee from Delphi for exclusive right to utilize and manufacture our patented switch technology for the automotive industry. On June 19, 2000, Delphi exercised this option, representing approximately 18% of Duraswitch outstanding shares. On April 20, 2000, we also granted a warrant to Delphi to purchase 225,000 shares of our common stock at $7.00 per share. Based on Delphi's exercise of the short-term option, the warrant may be exercised at any time before 11:59 p.m. on April 20, 2004.

               PROPOSALS OF STOCKHOLDERS FOR 2002 ANNUAL MEETING

   We must receive proposals of stockholders intended to be presented at the 2002 Annual Meeting of Stockholders on or before December 15, 2001 in order for the proposals to be eligible for inclusion in our proxy statement and proxy relating to the meeting. These proposals should be sent to our Corporate Secretary by fax (480) 586-3326 or by mail to Corporate Secretary, Duraswitch Industries, Inc., 234 South Extension, Mesa, AZ, 85210.

   Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations of the Securities and Exchange Commission and the procedures set forth in our Bylaws.

                                  FORM 10-KSB

   We filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission on or about March 30, 2001. Stockholders may obtain a free copy of this report by writing to Investor Relations, Duraswitch Industries, Inc., 234 South Extension, Mesa, Arizona 85210 or via email to shareholder@Duraswitch.com.

                                 OTHER MATTERS

   We do not know of any other items that will be presented for consideration at the Annual Meeting, other than those referred to in the accompanying Notice of Annual Meeting of Stockholders. If any other matters properly come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                                   APPENDIX A

                          DURASWITCH INDUSTRIES, INC.
                            AUDIT COMMITTEE CHARTER

   The Board of Directors of DuraSwitch Industries, Inc. (the "Corporation") hereby constitutes and establishes an Audit Committee with authority, responsibility, and specific duties as described below.

Composition

   The Audit Committee shall be comprised of two or more directors, at least a majority of which are independent directors. For this purpose, "independent director" shall mean a person other than an officer or employee of the Corporation or its subsidiaries or any other individual having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. One of the members shall be appointed Committee Chairman by the Board of Directors.

Authority

   The Audit Committee is granted the authority to investigate any activity of the Corporation, and all employees are directed to cooperate as required by members of the Committee. The Committee is empowered to retain persons having special competence, such as counsel, auditors or other advisors, as necessary to assist the Committee in fulfilling its responsibility.

Responsibility

   The Audit Committee is intended to serve as focal point for communication between non-Committee directors, the Corporation's independent accountants and the Corporation's management as their duties relate to financial accounting, reporting and controls. The Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Corporation and all subsidiaries and the sufficiency of auditing relative thereto. It is to be the Board's principal agent in confirming and assuring the independence of the Corporation's independent accountants, the integrity of management, and the adequacy of disclosures to shareholders. However, the opportunity for the independent accountants to meet with the entire Board of Directors as needed is not to be restricted.

Meetings

   The Audit Committee is to meet at least three times per year, and as many other times as that Committee deems necessary.

Attendance

   At least a majority of the members of the Audit Committee are to be present at all meetings. As necessary or desirable, the Chairman may request that members of management and representatives of the independent accountants be present at meetings of the Committee.

Minutes

   Minutes of each meeting are to be prepared and sent to Committee members and Corporation directors who are not members of the Committee. If the Secretary of the Corporation has not taken the minutes, they should be sent to him or her for permanent filing.

Specific Duties

   The Audit Committee is to:

   1. Inform the independent accountants and management that the independent accountants and the Committee may communicate with each other at all times; and the Committee Chairman may call a meeting whenever he deems it necessary.

   2. Review with the Corporation's management, independent accountants the Corporation's general policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

   3. Have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Corporation in preparing its financial statements. Further, the Committee is to make, or cause to be made, all necessary inquiries of management and the independent accountants concerning established standards of corporate conduct and performance, and deviations therefrom.

   4. Review, prior to the annual audit, the scope and general extent of the independent accountants' audit examination, including their engagement letter. The auditor's fees are to be arranged with management, and annually summarized for Committee review. The Committee's review should entail an understanding from the independent accountants of the factors considered in determining the audit scope, including:

     .  Industry and business risk characteristics of the Corporation

     .  External reporting requirements

     . Materiality of the various segments and/or classes of services of the Corporation's consolidated and non-consolidated activities

     .  Quality of internal accounting controls

     .  Other areas to be covered during the audit engagement

   5. Review the extent of nonaudit services provided by the independent accountants in relation to the objectivity needed in the audit.

   6a. Review with management and the independent accountants, upon completion of their audit, financial results for the year. This review is to encompass:

     . The Corporation's annual report to shareholders and Form 10-K or 10KSB as applicable, including the financial statements, and financial statement schedules and supplemental disclosures required by generally accepted accounting principles and the Securities and Exchange Commission's Regulation.

     . Significant transactions not a normal part of the Corporation's operations

     . Changes, if any, during the year in the Corporation's accounting principles or their application

     .  Significant adjustments proposed by the independent accountants

     . A review of reserves, such as bad debts, loans losses, restructurings or acquisitions, with a focus on newly established reserves and changes in reserves established in prior periods

     . This review should be conducted with the entire audit committee or at least a majority of the audit committee consisting primarily of the independent members

   6b. Review with management and the independent accountants, upon completion of their review, financial results for the quarter. This review is to encompass:

     . The Corporation's quarterly report to shareholders on appropriate SEC Form 10-Q or 10QSB as applicable, including the financial statements, and financial statement schedules and supplemental disclosures required by generally accepted accounting principles and the Securities and Exchange Commission's Regulation.

     . Significant transactions not a normal part of the Corporation's operations

     . Changes, if any, during the year in the Corporation's accounting principles or their application

     .   Significant adjustments proposed by the independent accountants

     . A review of reserves, such as bad debts, loans losses, restructurings or acquisitions, with a focus on newly established reserves and changes in reserves established in prior periods

     . This review should be conducted with at least the chairman of the audit committee

   7. Evaluate the cooperation received by the independent accountants during their audit examination, including their access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management which if not satisfactorily resolved would have caused them to issue a nonstandard report on the Corporation's financial statements. Also, elicit the comments of management regarding the responsiveness of the independent accountants to the Corporation's needs.

   8. Discuss with the independent accountants the quality of the Corporation's financial and accounting personnel, and any relevant recommendations which the independent accountants may have (including those in their "letter of comments and recommendations"). Topics to be considered during the discussion include improving internal financial controls, the selection of accounting principles and management reporting systems. Review written responses of management to "letter of comments and recommendations" from the independent accountants.

   9. Discuss with Corporation management the scope and quality of internal accounting and financial reporting controls in effect.

  10. Apprise the Board of Directors, through minutes and special presentations as necessary, of significant developments in the course of performing the above duties.

  11. Review the Committee's charter annually and recommend to the Board of Directors any appropriate extensions or changes in the duties of the Committee.

  12. Review and recommend to the Board of Directors the independent accountants to be selected to audit the financial statements of the Corporation and its divisions and subsidiaries, and provide a written summary of the basis for any recommendations. Review and approve the compensation of the independent accountants. Review and approve the discharge of the independent accountants.

  13. Conduct an appropriate review of all related party transactions with the Corporation on an ongoing basis and review potential conflict of interest situations where appropriate.

  14. On an annual basis, review and discuss with the independent accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence and require written affirmation from audit firm.

  15. Annually issue summary audit committee report for publication in proxy.

PROXY
DURASWITCH INDUSTRIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Duraswitch Industries, Inc. (the "Company") hereby appoints R. Terren Dunlap and Robert J. Brilon with full power of substitution as proxy to represent and vote all shares of common stock of Duraswitch Industries, Inc. at the Annual Meeting of Stockholders to be held on May 21, 2001 at the Company's offices, 234 South Extension, Mesa, AZ 85210 at 10:00 a.m. local time.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS
PROXY IN THE ENCLOSED RETURN ENVELOPE.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE FOLLOWING DIRECTORS AND FOR THE PROPOSALS

     1. ELECTION OF DIRECTORS. Authority to elect the following two directors named below and listed in the proxy statement dated April 9, 2001, accompanying the Notice of the Annual Meeting of Stockholders.

         Nominees:                    FOR         AGAINST
         Carl G. Rausch               [_]           [_]
         Michael A. Van Zeeland       [_]           [_]

     2. RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITOR FOR 2001

                                      FOR         AGAINST         ABSTAIN
                                      [_]           [_]             [_]

     3.  DISCRETION FOR OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE
         MEETING


Signature                                              Signature
          -------------------------------------                  -------------------------------------

Name (please print)                                    Name
                   -----------------------------            ------------------------------------------

Date                                                   Date
    --------------------------------------------            ------------------------------------------

Please sign your name as it appears on the stock certificates. When signing as an executor, administrator, trustee, guardian or attorney, please give full title as such. All joint owners should sign.

I do  [_]     do not [_]     expect to attend the Meeting.